UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Applied DNA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	59-2262718 (I.R.S. Employer Identification No.)

50 Health Sciences Drive Stony Brook, New York (Address of Principal Executive Offices)	11790 (Zip Code)

Applied DNA Sciences, Inc. 2005 Incentive Stock Plan
(Full title of the plan)

James A. Hayward, Ph.D., Sc.D.
Chief Executive Officer
Applied DNA Sciences, Inc.
50 Health Sciences Drive
Stony Brook, New York 11790
Telephone: (631) 240-8800
(Name and address of agent for service)

Copies to:

Merrill M. Kraines, Esq.
Pepper Hamilton LLP
620 Eighth Avenue, 37th Floor
New York, New York 10018-1405
Telephone: (212) 808-2711

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	6,000,000	(1)	$0.57	(2)	$3,420,000	$414.50

(1)	Represents shares of common stock, par value $0.001 per share (“Common Stock”) of Applied DNA Sciences, Inc. (the “Company”) available for future issuance under the Applied DNA Sciences, Inc. 2005 Incentive Stock Plan, as amended and restated (the “Plan”). The Plan has recently been amended to increase the number of shares of Common Stock issuable under the Plan. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Company.
(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee in respect of such 6,000,000 shares of Common Stock, based upon the average of the high and low prices of the Common Stock as reported on The NASDAQ Capital Market on May 31, 2019.

EXPLANATORY NOTE

This Registration Statement relates to the registration of an additional 6,000,000 shares of Common Stock for future issuance pursuant to awards under the Plan. Such additional shares being registered are of the same class as other securities of the Company for which a Registration Statement on Form S-8 relating to the same employee benefit plan is effective. In accordance with General Instruction E to Form S-8, the contents of the Company’s previous Registration Statements on Form S-8 related to the Plan (Commission File No. 333-163478, filed on December 3, 2009 with the U.S. Securities and Exchange Commission (the “Commission”), Commission File No. 333-182350, filed with the Commission on June 26, 2012 and Commission File No. 333-205123, filed with the Commission on June 19, 2015) are incorporated herein by reference and made part of this Registration Statement, except as amended or otherwise modified or superseded hereby. Effective as of May 16, 2019, the date of the approval by the Company’s stockholders of the amendment and restatement of the Plan, as described above, the total number of shares of Common Stock that may be issued under the Plan has been increased to 14,333,333 shares of Common Stock from 8,333,333 shares of Common Stock.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents and information previously filed with the Commission:

(i)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, filed with the Commission on December 18, 2018;

(ii)	Our Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended September 30, 2018, filed with the Commission on January 28, 2019;

(iii)	Our Amendment No. 2 to our Annual Report on Form 10-K/A for the fiscal year ended September 30, 2018, filed with the Commission on April 4, 2019;

(iv)	Our Quarterly Reports on Form 10-Q for the periods ended December 31, 2018 and March 31, 2019, filed with the Commission on February 7, 2019 and May 9, 2019, respectively;

(v)	Our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) dated August 31, 2018, as amended December 10, 2018, November 29, 2018, December 21, 2018, January 29, 2019, March 28, 2019 and May 16, 2019, filed with the Commission on September 4, 2018 (as amended on December 10, 2018), December 6, 2018, December 21, 2018, January 31, 2019, April 3, 2019 and May 20, 2019, respectively;

(vi)	Our Definitive Proxy Statement for our 2019 Annual Meeting of Stockholders, filed with the Commission on April 4, 2019; and

(vii)	The description of our common stock and warrants to purchase common stock contained in our registration statement on Form 8-A (File No. 001-36745) filed on November 13, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than, in each case, documents or information, including, without limitation, any applicable exhibits, deemed to have been “furnished” and not “filed” in accordance with the rules and regulations issued by the Commission), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director of the corporation to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability for any: (i) breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or unlawful stock purchases or redemptions; or (iv) transaction from which the director derives an improper personal benefit.

Our certificate of incorporation, as amended (our “Certificate of Incorporation”), provides to the fullest extent permitted by Delaware law that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of such director’s fiduciary duty. The effect of this provision of our Certificate of Incorporation is to eliminate our right and the right of our stockholders (through stockholders’ derivative suits on behalf of our Company) to recover damages against a director for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. Our Certificate of Incorporation also provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Additionally, our Certificate of Incorporation provides that we have the power to indemnify, to the extent permitted by the Delaware General Corporation Law (in its present form or as it may in be amended in the future), any of our employees or agents who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that he or she is or was our director, officer, employee or agent of or is or was serving at our request as a director, officer, employee or agent of another corporation or entity, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding.

Section 9.3 of our by-laws (our “By-Laws”) provides for the indemnification of our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

We believe that the provisions in our By-Laws and Certificate of Incorporation providing for the elimination of personal monetary liability of directors and the indemnification of directors and officers, as applicable, are necessary to attract and retain qualified persons as directors and officers.

We have entered into an indemnification agreement (each, an “Indemnification Agreement”) with each of our directors and executive officers. In general, the Indemnification Agreement obligates us to indemnify a director or executive officer, to the fullest extent permitted by applicable law, for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by them in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. In addition, the Indemnification Agreement provides for the advancement of expenses incurred by the indemnitee in connection with any covered proceeding to the fullest extent permitted by applicable law. The rights provided by the Indemnification Agreement are in addition to any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled under applicable law, our Certificate of Incorporation, By-Laws, or otherwise.

We maintain insurance under which coverage is provided to our directors and officers against certain losses arising from claims of breach of duty.

The preceding summaries are subject to the full text of the applicable statutes, our Certificate of Incorporation, our By-Laws and the Indemnification Agreements referenced above and are qualified in their entirety by reference to such documents.

ITEM 7.	Exemption from Registration Claimed.

Not applicable.

ITEM 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

ITEM 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Stony Brook, State of New York, on June 4, 2019.

APPLIED DNA SCIENCES, INC.

By:	/s/ James A. Hayward
James A. Hayward
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Dr. James A. Hayward and Ms. Beth Jantzen, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Hayward	Chief Executive Officer	June 4, 2019
James A. Hayward	(Principal Executive Officer), President, Chairman of the Board of Directors and Director

/s/ Beth Jantzen	Chief Financial Officer	June 4, 2019
Beth Jantzen	(Principal Financial and Accounting Officer)

/s/ John Bitzer, III	Director	June 4, 2019
John Bitzer, III

/s/ Robert B. Catell	Director	June 4, 2019
Robert B. Catell

/s/ Joseph D. Ceccoli	Director	June 4, 2019
Joseph D. Ceccoli

/s/ Charles S. Ryan	Director	June 4, 2019
Charles S. Ryan

/s/ Yacov A. Shamash	Director	June 4, 2019
Yacov A. Shamash

/s/ Elizabeth Schmalz Ferguson	Director	June 4, 2019
Elizabeth Schmalz Ferguson

/s/ Sanford R. Simon	Director	June 4, 2019
Sanford R. Simon

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K dated January 13, 2009, filed with the Commission on January 16, 2009)

4.2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K dated June 29, 2010, filed with the Commission on June 30, 2010)

4.3	Second Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K dated January 27, 2012, filed with the Commission on January 30, 2012)

4.4	Third Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the registrant’s Current Report on Form 8-K dated October 24, 2014, filed with the Commission on October 29, 2014)

4.5	By-Laws (incorporated by reference to Exhibit 3.2 of the registrant’s Current Report on Form 8-K dated January 13, 2009, filed with the Commission on January 16, 2009)

5.1*	Opinion of Pepper Hamilton LLP

10.1	Applied DNA Sciences, Inc. 2005 Incentive Stock Plan, as amended and restated (incorporated by reference to Appendix A of the registrant’s Definitive Proxy Statement, filed with the Commission on April 4, 2019)

10.2	Form of employee stock option agreement under the Applied DNA Sciences, Inc. 2005 Incentive Stock Plan, as amended (incorporated by reference to Exhibit 10.1 of the registrant’s Annual Report on Form 10-K for the period ended September 30, 2015, filed with the Commission on December 14, 2015)

10.3	Form of Indemnification Agreement dated as of September 7, 2012, by and between Applied DNA Sciences, Inc. and each of its directors and executive officers (incorporated by reference to Exhibit 10.1 of the registrant’s Current Report on Form 8-K dated September 7, 2012, filed with the Commission on September 13, 2012)

23.1*	Consent of Pepper Hamilton LLP (contained in Exhibit 5.1)

23.2*	Consent of Marcum LLP, independent registered public accounting firm

24.1*	Power of Attorney (included as part of signature page to this Registration Statement)

* Filed herewith.